Exhibit 10.11

SECURITIES ASSIGNMENT AGREEMENT

This Securities Assignment Agreement is dated as of April 9, 2021 (this “Assignment”), by and between CB Co-Investment LLC (the “Seller”), and Chain Bridge Group, a Cayman Islands limited liability company (the “Buyer”).

WHEREAS, on the terms and subject to the conditions set forth in this Assignment, the Seller wishes to sell, assign and transfer to the Buyer 28,571 shares of Class B ordinary shares, par value $0.0001 per share (the “Shares”), of Chain Bridge I, a Cayman Islands exempted company (the “Company”), and the Buyer wishes to purchase and receive the Shares from the Seller.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Assignment, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section  1         Sale, Assignment and Transfer of Shares. Seller hereby sells, assigns and transfers 28,571 Shares to the Buyer. The Buyer has paid to the Seller an amount of $82.96 in consideration of the transfer of the Shares.

Section  2         No Conflicts. Each party represents and warrants that neither the execution and delivery of this Assignment by such party, nor the consummation or performance by such party of any of the transactions contemplated hereby, will with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which it is a party.

Section  3         Organization and Authority. The Buyer is a Cayman Islands limited liability company, validly existing and in good standing under the laws of Cayman Islands and possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement. Upon execution and delivery by the Buyer, this Agreement will be a legal, valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section  4         Investment Representations. The Buyer hereby acknowledges that an investment in the Shares involves certain significant risks. The Buyer has no need for liquidity in its investment in the Shares for the foreseeable future and is able to bear the risk of that investment for an indefinite period. The Buyer acknowledges and hereby agrees that the Shares will not be transferable under any circumstances unless registered by the Company in accordance with federal and state securities laws or sold in compliance with an exemption under such laws and such transfer complies with all applicable lock-up restrictions on the Buyer (as described in the Form S-1 filed by the Company in connection with the proposed initial public offering of the Company), under the Securities Act of 1933, as amended (the “Act”). The Buyer further understands that the Buyer will be required to execute and deliver a letter agreement including, among other provisions, the foregoing transfer restrictions, and that any certificates evidencing the Shares bear a legend referring to such transfer restrictions.

The Shares are being acquired solely for the Buyer’s own account, for investment purposes only, and are not being purchased with a view to or for the resale, distribution, subdivision or fractionalization thereof; and the Buyer has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale, distribution, subdivision or fractionalization. The Buyer has been given the opportunity to (i) ask questions of and receive answers from the Seller and the Company concerning the terms and conditions of the Shares, and the business and financial condition of the Company and (ii) obtain any additional information that the Seller possesses or can acquire without unreasonable effort or expense that is necessary to assist the Buyer in evaluating the advisability of the purchase of the Shares and an investment in the Company. The Buyer is not relying on any oral representation made by any person as to the Company or its operations, financial condition or prospects. The Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Act.

Section  5         Miscellaneous. This Assignment, together with the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter. This Assignment may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Assignment may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto. Except as otherwise provided herein, no party hereto may assign either this Assignment or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

Section  6         Governing Law. This Assignment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of New York applicable to contracts wholly performed within the borders of such state, without giving effect to the conflict of law principles thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Assignment to be effective as of the date first set forth above.

Seller:

CB Co-Investment LLC

By:	/s/ Owen Littman
Name: Owen Littman
Title: Authorized Person

Buyer:

Chain Bridge Group

By:	/s/ Michael Rolnick
Name: Michael Rolnick
Title: Chief Executive Officer

[Signature Page to Securities Assignment Agreement]